Exhibit 99.2


       FLEETWOOD ENTERPRISES PROMOTES THREE SENIOR EXECUTIVES

Riverside, Calif., September 16, 2004 - Fleetwood Enterprises, Inc. (NYSE:
FLE), one of the nation's leading manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, announced today the promotions of three of its executives. Christopher J. Braun and Roger L. Howsmon have each been named executive vice president over their respective operating groups, and Todd L. Inlander has been promoted to senior vice president.

Braun leads all aspects of the Company's Recreational Vehicle Group, including operations, sales, product development and marketing. He joined Fleetwood in May 2003 as senior vice president - RV Group. Prior to joining Fleetwood, Braun held a variety of senior leadership positions with PACCAR, Inc., which he joined in 1987.

Howsmon was hired in June 2003 as senior vice president - Housing Group. He is responsible for all aspects of the Group, including the wholesale and retail divisions and HomeOne Credit Corp. Howsmon had more than 20 years' experience in senior leadership positions with a variety of manufacturing and service companies when he joined Fleetwood.

Inlander is Fleetwood's chief information officer, and leads all of its information technology activities. He had worked with Fleetwood as a consultant, heading up its new technology intiatives, prior to his appointment as vice president in August 2000.

"These three executives exemplify the leadership and strength of Fleetwood's management team," said Edward B. Caudill, president and CEO. "I am pleased to recognize their accomplishments through these well-deserved promotions."

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation's largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

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